March 9, 2024

Dear Joe,

The Board of Directors (the “Board”) of Allbirds, Inc. (the “Company”) is thrilled to extend this offer of employment for the position of President, Chief Executive Officer and Secretary (“CEO”), reporting to the Company’s Board.

As CEO, you will have such duties, responsibilities and authority as is customary for persons situated in similar executive capacities and as may from time to time reasonably be assigned to you by the Board. Your principal work location will be the Company’s headquarters office in San Francisco, California, subject to required business travel.

Subject to any limitations imposed by applicable law, the Board plans to appoint you as a Class II member of the Board. You will be nominated for election as a member of the Board at the Company’s 2026 annual meeting of stockholders, so long as you continue to serve as the CEO through that date. In addition, while you continue to serve as CEO, the Board and/or the Sustainability, Nomination and Governance Committee of the Board will nominate you for reelection to the Board at each subsequent annual meeting at which your term on the Board is scheduled to expire and that occurs while you are CEO, but subject to the requirements of applicable law (including, without limitation, any rules or regulations of any exchange on which the common stock of the Company is then listed). If your position as CEO is terminated for any reason, you automatically will be deemed to have resigned from the Board and all positions that you hold with the Company and its affiliates, unless requested otherwise in writing by the Board. You will cooperate with the Company in documenting such resignation(s) and will promptly complete and return to the Company all documents reasonably specified by the Company for such purpose

Your initial base salary will be $500,000 per year, less applicable payroll deductions and withholdings, paid on the Company’s normal payroll schedule. The Company reserves the right to modify your base salary with advance notice in a manner comparable to other Company officers. Your annual base salary will be subject to review and adjustment based upon the Company’s normal performance review practices. As a salaried exempt employee, you will not be entitled to overtime pay and your salary is intended to cover all hours worked including any hours worked in excess of 8 in a day, or 40 in a workweek, or overtime as otherwise mandated by applicable federal or state law.

We are pleased to inform you that you will be eligible to participate in Allbirds’s annual performance-driven bonus program, with an initial target opportunity equal to 80% base salary and an initial maximum opportunity equal to 160% of base salary. Any bonus is discretionary and shall be decided by the Company in its sole discretion. Target incentives do not constitute a promise on the part of the Company for payment of a bonus. To qualify for bonus payment, you must remain employed with the Company on the date on which the bonus is paid.

During your employment, you will be eligible for employee benefits consistent with the Company’s practices and in accordance with the terms of the applicable benefit plans as they currently exist and subject to any future modifications in the Company’s discretion. A full description of the Company’s current benefits is available upon request. We believe that rest and relaxation is important to a productive workplace, and hence, offer flexible paid time off, subject to applicable federal, state, and local laws. You must request flexible paid time off in accordance with the policies outlined in the Employee Handbook.
Additionally, you will be eligible to participate in special employee pricing for Allbirds’ products as said pricing currently exists and subject to any future modifications in the Company’s sole discretion. The Company may change some compensation components and benefits from time-to-time at its discretion.
We are pleased to inform you that we will recommend to the Board or a committee of the Board that you be granted an award of restricted stock units (the “RSUs”) with a grant date value of $600,000 (the “RSU Award”), to be granted under and subject to the terms and conditions of the Allbirds, Inc. Equity Incentive Plan, as amended from time to time (the “Plan”), as well as the terms and conditions of the applicable RSU Award agreement and the notice of RSU Award grant, all of which will be provided to you as soon as practicable after the grant date and which you will be required to accept in accordance with Allbirds’ acceptance procedures.

The number of RSUs granted is calculated using the average closing price of the Company’s Class A common stock for the 30 trading days prior to the grant date. Each RSU represents a contingent right to receive one share of our common stock upon vesting. The RSU Award will be governed by the terms and conditions of the Plan and your grant agreement, and will include a three year vesting schedule, under which 1/12th of your total RSUs will vest three months after the vesting commencement date, and 1/12th of the total RSUs will vest at the end of each quarter thereafter, until either the grant is fully vested or your Continuous Service (as defined in the Plan) terminates, whichever occurs first.

Also, subject to approval by the Compensation Committee of the Board (the “Compensation Committee”), the Company will grant you performance-based restricted stock units (the “PSUs”) with a grant date value of $600,000 (the “PSU Award”). Such PSUs are eligible to vest based on the achievement of performance goals approved by the Compensation Committee over a three-year performance period, subject to your Continuous Service (as defined in the Plan) during the vesting term. Subject to the approval by the Compensation Committee, such performance goals will relate to achievement of specified levels of stock prices of the Company’s Class A common stock.

The number of PSUs granted is calculated using the average closing price of the Company’s Class A common stock for the 30 trading days prior to the grant date. Each PSU represents a contingent right to receive one share of our common stock upon vesting.

In addition to the foregoing, you will be eligible to continue to participate in Allbirds’ Severance and Change in Control Plan, which provides for, among other things, twelve (12) months of base pay and benefits plus equity acceleration in the event of termination related to an applicable “Change in Control” (as such term is defined in the Severance and Change in Control Plan). You will also be eligible for consideration in the Company’s annual equity refresh program, which will target an aggregate refresh grant value determined annually by the Board; provided, however, that any annual refresh grant (including the specific form of such grant or grants) shall be at the

Company’s sole discretion and dependent on both company and individual performance.

As a Company employee, you will be expected to abide by Company rules and policies as they currently exist and subject to any future modifications in the Company’s discretion including, without limitation, maintaining as confidential proprietary information of the Company. The requirement that you maintain as confidential proprietary information of the Company shall extend beyond separation of your employment. In your new role, you must continue to comply with theEmployee Confidential Information and Inventions Assignment Agreement that you previously executed with the Company.

Your employment is at-will. You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice. Your employment at-will status can only be modified in a written agreement signed by an authorized officer of the Company.
As a condition of employment, you must sign and comply with the Mutual Dispute Resolution Agreement, which will be provided under separate cover. This letter is merely a summary of the principal terms of our employment offer and is not a contract of employment for any definite period of time. This letter supersedes any prior or subsequent oral or written representations regarding the terms of potential employment with the Company, including but not limited to the kind, character, or existence of work, the length of time such work would last, and your compensation for the work By signing below, you acknowledge that you are not relying on any representations other than those set forth in this letter.
Please sign and date the letter, and return them to me if you wish to accept employment at the Company under the terms described above. If you accept our offer, we would like you to start on March 15, 2024.

Sincerely,

/s/ Richard Boyce

Richard Boyce
Lead Independent Director of the Board of Directors
Understood and Accepted:

/s/ Joseph Vernachio	March 9, 2024
Joseph Vernachio	Date